EXHIBIT 21.1

LIST OF SUBSIDIARIES OF CBRE REALTY FINANCE, INC.

Subsidiary	Jurisdiction of Incorporation or Formation

CBRE Realty Finance Holdings, LLC	Delaware

CBRE Realty Finance TRS, Inc.	Delaware

CBRE Realty Finance Holdings CDO Funding, LLC	Delaware

CBRE Realty Finance Holdings CDO Funding II, LLC	Delaware

CBRE Realty Finance Holdings CDO Funding III, LLC	Delaware

CBRE Realty Finance TRS Warehouse Funding, LLC	Delaware

CBRE Realty Finance TRS Warehouse Funding II, LLC	Delaware

CBRE Realty Finance CDO 2006-1, Ltd.	Cayman Islands

CBRE Realty Finance CDO 2006-1, LLC.	Delaware

CBRE Realty Finance CDO 2006-1 Depositor, LLC	Delaware